                                                                    Exhibit 99.1

-------------------------------------------------------------------------
AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
EVP & Chief Financial Officer
816-584-5611

For Immediate Release

                 AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN
                        LIQUIDITY AND REVENUE INFORMATION

KANSAS CITY, MO,  February 5, 2008 - American  Italian Pasta Company  (AITP.PK),
the  largest  producer of dry pasta in North  America,  today  provided  certain liquidity and revenue information.

LIQUIDITY

For the first quarter of fiscal 2008,  ending on December 28, 2007,  the Company had total  liquidity  resources of $40.5 million,  consisting of cash on hand of
$15.3 million and $25.2  million  available  under the  Company's  $30.0 million revolving credit facility.

Total debt outstanding on December 28, 2007 was $241.9 million.  Total debt, net of cash,  was $226.6  million,  compared to $225.4  million as of September  28,
2007, the Company's fiscal year end,  reflecting an increase in net debt of $1.2 million in the first quarter of fiscal 2008.

For the fiscal  quarter  ended  December  28,  2007,  the  Company's  cash flows included  the  following  items of  significance:  receipt  of $4.6  million  in anti-dumping  income from the U.S.  government  under the Continued  Dumping and
Subsidy Offset Act of 2000; net cash interest  expense of $6.6 million;  capital expenditures of $2.6 million;  net professional fees of $2.3 million relating to the Audit Committee  investigation,  shareholder litigation and related matters;
and  management  consulting  fees of $1.4  million  paid to  Alvarez & Marsal in connection with interim CEO and related services.

The Company  noted that all  historical  liquidity  amounts  outlined  above are unaudited and are subject to adjustments.

REVENUE INFORMATION

For the first fiscal quarter ended December 28, 2007, total revenues were $111.7 million  compared to $94.0 in the first fiscal  quarter ended December 29, 2006, reflecting an increase of 18.9% compared to the previous year's quarter. Overall volume increased 0.9% during the quarterly  period,  as compared to the previous fiscal  year's  quarter.

The Company also noted that all historical  revenue  amounts  outlined above are unaudited  and are  subject to  adjustments,  including  adjustments  related to promotional  expenses,  accounting  period  cutoff,  and other  related  revenue recognition  issues  resulting from the  previously  announced  Audit  Committee investigation.

American Italian Pasta Co.
February 5, 2008

COMPANY COMMENTS

"We remain focused on the cost pressures associated with the durum wheat market, and are pleased to see increased  revenue and solid volume  performance  in this inflationary  environment,"  said Jack Kelly,  CEO of AIPC.  "These  results are important as we remain  focused on  implementing  our business  initiatives  and moving the Company forward."

ABOUT AIPC

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest  producer of dry pasta in North America.  The Company has four plants that are located in Excelsior  Springs,  Missouri;  Columbia,  South
Carolina;   Tolleson,   Arizona  and   Verolanuova,   Italy.   The  Company  has
approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company regarding the expected liquidity position and revenues for the first fiscal  quarters of 2007 and 2008 and the full year of fiscal year
2007 are forward-looking.  Actual results or events could differ materially. The differences could be caused by a number of factors,  including,  but not limited to, the findings of the Audit Committee  investigation,  the Company's review of its  financial  statements,  a review  and/or audit of the  Company's  financial statements by its independent  registered  public accounting firm, the SEC staff review, and the conclusions reached regarding financial  reporting.  The Company will not update any forward-looking  statements in this press release to reflect future events.

                                      # # #